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                            Coastal Physician Group, Inc.

                   (Name of Registrant as Specified In Its Charter)

                            Coastal Physician Group, Inc.

                      (Name of Person(s) Filing Proxy Statement)

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         NEWS RELEASE                           COASTAL
                                                PHYSICIAN
                                                GROUP, INC.
                                                Its Subsidiaries and
                                                Affiliates


         FOR IMMEDIATE RELEASE        CONTACT:  Robert P. Borchert
                                                Senior Vice President
                                                919-383-0355



                              COASTAL PHYSICIAN GROUP
                       ANNOUNCES RESIGNATION OF BOARD MEMBER

         DURHAM, NC, August 6, 1996 -- Coastal Physician Group, Inc. (NYSE:DR) announced today that Richard Janeway, M.D., has resigned from the Company's Board of Directors, due to a potential conflict of interest. Dr. Janeway informed the Company that:

               "It has just come to my attention that an entity in which my employer has a significant financial interest, and in which I have a major influence as Director, will bid to acquire one or more of the businesses that Coastal Physician Group, Inc. has indicated is for sale under our restructuring plan.

               "I have not been personally involved in any such bid; however, the situation places me in a position of significant conflict of interest. My duties and responsibilities to my employer must be given primacy in this situation. To resolve this conflict, therefore, it is with regret that I inform you by this letter that I resign as a Director of Coastal Physician Group, Inc., effective as of the date of this letter."

         As previously announced, Coastal has adopted a Comprehensive Business Plan pursuant to which it will, among other things, dispose of a number of businesses, including its clinical operations in Florida, Maryland, New Jersey and North Carolina, its Preferred Provider Organization (PPO) in North Carolina and its New York-based prepaid health services plan for Medicaid recipients, so it may focus on its core businesses. Dr. Janeway did not indicate which businesses his employer, The Bowman Gray School of Medicine, might be interested in acquiring.





         The Company had intended to nominate Dr. Janeway, age 63, for re-election at its 1996 Annual Meeting. The Company intends to announce a replacement nominee shortly to fill the vacancy on its nine-member board.

         Coastal Physician Group, Inc. is a diversified physician man-agement company providing a broad range of health care and ad-ministrative services to physicians, hospitals, employers, man-aged care programs and other health care providers.

                                       # # #

         Certain Additional Information: Coastal Physician Group, Inc. will be soliciting proxies to elect directors at its 1996 Annual Meeting of Stockholders. The following individuals may be deemed to be participants in such solicitations of proxies: Jacque J. Sokolov, M.D.; Robert V. Hatcher, Jr.; Stephen D. Corman; John P. Mahoney, M.D.; Norman H. Chenven, M.D.; Joseph G. Piemont; Robert
         P. Borchert; Dennis I. Simon; and Bettina M. Whyte. As of May 31, 1996, Dr. Sokolov is the beneficial owner of 263,423 shares of the Company's common stock; Mr. Hatcher is the beneficial owner of 16,808 shares of the Company's common stock; Mr. Corman is the beneficial owner of 10,138 shares of the Company's common stock; Dr. Mahoney is the beneficial owner of 4,090 shares of the Company's common stock; and Mr. Borchert is the beneficial owner of less than 100 shares of the Company's common stock. Mr. Simon and Ms. Whyte are employees of Price Waterhouse LLP and have been appointed by agreement of Price Waterhouse and Coastal to be Plan Managers of the Company's revitalization plan. In connection with such agreement, the Company has agreed to pay Price Waterhouse $70,000 per month for the services of the Plan Managers, and $46,400 per month for any additional Price Waterhouse personnel that may provide services under the agreement. The Company also granted Price Waterhouse an option to purchase 50,000 shares of Company common stock at a price of $7 7/8, which has not yet vested, and a separate option to purchase up to 50,000 shares of Company common stock, which will vest at a rate of 10,000 shares each month for five months commencing May 15, 1996, at a strike price equal to the average closing price of the common stock on the New York Stock Exchange for the first ten trading days of each month prior to the vesting date.

         Steven M. Scott, M.D., Bertram E. Walls, M.D. and John A. Hemingway are also directors of Coastal, but are not expected to solicit proxies on behalf of the Company.

                                       # # #